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                                                                   EXHIBIT 10.28

                              SEVERANCE AGREEMENT

         This Severance Agreement ("Agreement") is entered into as of July 24, 2000, between Exabyte Corporation, a Delaware corporation (the "Corporation"), and [FirstName] [LastName] (the "Employee").

                                     RECITAL

         Employee currently serves as the Corporation's [JobTitle] and the Corporation and Employee desire to set forth herein the terms and conditions of his/her compensation in the event of the termination of his/her employment following a Change in Control (as defined herein). In the event of a Change in Control, Employee and other key employees may be more vulnerable to dismissal without regard to quality of their service. Because such key employees are in a unique position to affect the acquisition effort by another party and are vulnerable in the event of a Change of Control, the Board of Directors of the Corporation (the "Board") believes that it is in the best interests of the Corporation and its stockholders to enter into agreements such as this one in order to ensure fair treatment of such key employees and to reduce the distractions and other adverse effects upon such employees' performance which are inherent in such an acquisition/Change in Control.

                                    AGREEMENT

         The parties hereto agree as follows:

         1. Term. If a Change in Control (as defined below) has not occurred, this Agreement shall expire as of July 24, 2005. If a Change in Control occurs, this Agreement shall continue in full force and effect and shall not terminate until Employee's receipt of the severance compensation provided hereunder. This Agreement shall have no effect if Employee is not employed by the Corporation at the time any Change in Control becomes effective.

         2. Termination Upon a Change in Control. In the event of a Termination Upon a Change in Control (as defined below), Employee shall immediately be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation, any benefits then due under any plans of the Corporation in which Employee is a participant, accrued vacation pay and any appropriate business expenses incurred by Employee in connection with his duties, all to the date of termination ("Accrued Compensation"). Employee shall also be entitled to the severance compensation described in Section 3, subject to the terms and conditions set forth in that Section. "Termination Upon a Change in Control" shall mean a termination by Employee for Good Reason (as defined below) of Employee's employment with the Corporation within eighteen (18) months after the occurrence of a Change in Control (as defined below) or a termination by the Corporation of Employee's employment with the Corporation within eighteen (18) months after the occurrence of a Change in Control other than a termination by reason of death or Disability (as defined below) or a Termination for Cause (as defined below).

         For purposes hereof, the following terms shall have the meanings set forth below.

         A "Change in Control" of the Corporation shall be deemed to have occurred if (i) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities and Exchange Act of 1934 (the "Exchange Act") or group, other than the Corporation, is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the combined voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (calculated as provided in Rule 13d-3(d) under the Exchange Act in the case of rights to acquire capital stock), whether by means of a tender offer or exchange offer, Transaction or otherwise; or (ii) the Board or the stockholders of the Corporation approve a Transaction. A "Transaction" is: a) any consolidation or merger of the Corporation other than a merger solely to effect a reincorporation or a merger of the Corporation as to which stockholder approval is not required pursuant to Sections 251(f) or 253 of the



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Delaware General Corporation Law; or b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of 50% or more of the assets of the Corporation.

         "Disability" shall mean that Employee, in the reasonable judgment of the Board, is incapable of performing the duties of his/her office by reason of illness or physical or mental disability, which condition has continued for a period of more than three (3) consecutive months.

         "Good Reason" shall include any of the following:

                  (i) the assignment to Employee by the Corporation of duties materially and adversely inconsistent with, or a substantial adverse alteration in the nature or status of Employee's responsibilities immediately prior to a Change in Control;

                  (ii) a material reduction by Corporation in Employee's salary or other benefits as in effect on the date of a Change in Control;

                  (iii) a relocation of Corporation's principal executive offices to a location outside Boulder County, Colorado, or Employee's relocation to any place other than said offices of Corporation, except for reasonably required travel by Employee on Corporation's business;

                  (iv) any material breach by the Corporation of any provision of this Agreement, if such material breach has not been cured within thirty (30) days following written notice by Employee to the Corporation of such breach setting forth with specificity the nature of the breach; or

                  (v) any failure by Corporation to obtain the assumption of this Agreement by any successor or assignee of Corporation.

         "Termination for Cause" shall mean termination of Employee's employment by the Corporation by reason of the following: (i) Employee's willful dishonesty towards, fraud upon, crime against, deliberate or attempted injury or bad faith action with respect to the Corporation; or (ii) Employee's conviction for any felony crime (whether in connection with the Corporation's affairs or otherwise); or (iii) Willful misconduct or gross negligence in the performance of Employee's duties to the Company; or (iv) Employee's violation of any agreement with the Company concerning the protection or ownership of the Company's intellectual property or the prohibition of certain forms of solicitation and/or competition.

         3. Severance Compensation.

            a. Severance Payments. In the event of a Termination Upon a Change in Control the Corporation and Employee hereby stipulate and agree that no more than ninety (90) days following Employee's execution of a legal release in a form satisfactory to the Corporation in its sole discretion and drafted so as to ensure a final, complete and enforceable release of all claims that Employee has or may have against the Corporation relating to or arising in any way from Employee's employment with the Corporation and/or the termination thereof, and complete and continuing confidentiality of the Corporation's proprietary information and trade secrets, the circumstances of Employee's separation from the Corporation, and compensation received by Employee in connection with that separation, the Corporation shall pay to Employee severance compensation in an aggregate amount equal to Employee's Compensation (as defined below) for a period of twelve (12) months. Such Compensation shall be computed with reference to the compensation paid to Employee for the last full calendar month coinciding with or immediately preceding the month in which the Change in Control occurred or the month in which Employee's employment terminates, whichever amount is higher. "Compensation" of Employee means and includes all wages, salary, bonus and incentive compensation paid by the Corporation as consideration for Employee's service that are includible in the gross income of Employee for federal income tax purposes, but excluding any taxable income recognized upon the exercise of stock options or disposition of shares acquired upon the exercise of stock options. Compensation as to any month shall include one-twelfth (1/12) of the amount of any bonus or


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other lump sum compensation applicable to Employee during the subsequent twelve
(12) months and to which Employee likely would have been entitled but for the Change in Control, including the ratable portion of any existing bonus or profit sharing plan after applying reasonable forward-looking operating assumptions, and all amounts accrued with respect to such month(s) under any deferred compensation plan. Severance compensation shall additionally be grossed up to reflect the imposition of any excise taxes on excess "parachute payments" under
Section 4999, or other applicable section, of the Internal Revenue Code, as amended. All severance compensation shall be without prejudice to Employee's right to receive all Accrued Compensation (as defined in Section 2) earned and unpaid up to the time of termination.

            b. Other Severance Provisions. In addition to the severance payments described above, Employee will receive 100% Corporation-paid health insurance in the same plan as provided to such Employee immediately prior to Employee's Termination Upon a Change in Control. If Employee's health insurance coverage included Employee's dependents immediately prior to Employee's termination, such dependents will also be covered at the Corporation's expense. Continuation coverage under this Section 3(b) shall continue for twelve (12) months after Employee's Termination Upon a Change in Control, provided, however, that such continuation of coverage shall end as of the date Employee becomes covered under any other group health plan that is not maintained by the Corporation.

         4. Vesting and Exercisability of Outstanding Options. In the event of Termination Upon a Change in Control, all stock options outstanding as of the date of Termination Upon a Change in Control which are not otherwise yet exercisable and vested on such date shall become fully exercisable and vested, and shall remain exercisable for a period of three months following termination (twelve (12) months in the event of termination because of Employee's Disability).

         5. Other Benefits. Neither the provisions of this Agreement nor the severance compensation provided for hereunder shall reduce any amounts otherwise payable, or in any way diminish Employee's rights as an employee of the Corporation, whether existing now or hereafter, under any benefit, incentive, retirement, stock option, stock bonus, stock purchase plan, or any employment agreement or other plan or arrangement.

         6. Employment Status. Notwithstanding any other provision of this Agreement, Employee shall not be entitled to any of the benefits set forth in this Agreement if, prior to the effective date of the Change in Control and for reasons other than the avoidance of the Corporation's obligations under this agreement, Employee either ceased to be employed by the Corporation or had been demoted or transferred to a position at a lower level with the Corporation than the position held by Employee as of the effective date of this Agreement. This Agreement does not constitute a contract of employment or impose on Employee or the Corporation any obligation to retain Employee as an employee, or to change the status of Employee's employment. Employee acknowledges that he or she is an "at-will" employee of the Corporation, and that the Corporation may terminate his or her employment at any time, with or without cause. This Agreement shall have no effect if Employee is not employed by the Corporation at the time of any Change in Control.

         7. Miscellaneous.

            a. Severability. Should a court or other body of competent jurisdiction determine that any provision of this Agreement is excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible.

            b. Withholding. All compensation and benefits to Employee hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.

            c. Disputes. Any civil action relating to or arising in any way from this Agreement, or involving the construction of application of this Agreement, shall be tried only in the state or federal courts situated in the Denver/Boulder, Colorado, metropolitan area. The parties hereby consent to jurisdiction and


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venue in such courts. In any such action the party substantially prevailing shall recover from the other party all costs and expenses incurred by the substantially prevailing party in connection with the action, including reasonable attorneys' fees.

            d. Entire Agreement: Modifications. This Agreement shall supersede any and all previous agreements relating to the same subject matter. This Agreement represents the entire agreement between the parties and may be amended, modified, superseded or canceled, and any of the terms hereof may be waived, only by a written instrument executed by each party hereto or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall not affect the right at a latter time to enforce the same. No waiver by any party of the breach of any provision contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such breach or of any other term of this Agreement.

            e. Applicable Law. This Agreement shall be construed under and governed by the internal laws of the State of Colorado.



                                        EXABYTE CORPORATION




                                        By:
---------------------------------          ---------------------------------
Signature                    Date       William L. Marriner
[FirstName][LastName]                   President and Chief Executive Officer




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